Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces First Quarter Earnings

Syracuse, NY, April 17, 2012—Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today net income for the quarter ended March 31, 2012 of $2.6 million or $0.55 per diluted common share, compared with $3.3 million or $0.70 per diluted common share in the year-ago quarter and $2.8 million or $0.60 per diluted common share in the fourth quarter of 2011.

Net interest income decreased $1.1 million in the first quarter compared with the first quarter of 2011 due to a decline in interest-earning assets and a lower net interest margin.

Jack H. Webb, President and CEO of Alliance said, “Residential mortgage and indirect auto loan originations were strong in the first quarter as we made certain adjustments to increase originations and return to a managed growth strategy in these portfolios following planned portfolio reductions late in 2011 due to the very low interest rate environment. While maintaining our sound underwriting standards, we expect current and planned growth in these portfolios will favorably impact interest income in coming quarters.”

Webb added, “Our asset quality metrics remain very strong and compare favorably with fourth quarter peer averages, with non-performing assets dropping 21% in the first quarter through a combination of successful workouts and write-downs of previously identified impaired loans. Total loan delinquencies were also down 16% in the first quarter.”

Balance Sheet Highlights

Total assets were $1.4 billion at March 31, 2012, which was an increase of $6.5 million from December 31, 2011. Securities available-for-sale decreased $27.9 million, which was offset by an increase in cash of $37.4 million. Total loans and leases (net of unearned income) decreased $2.8 million to $869.9 million at March 31, 2012.

Loan origination volumes in the first quarter increased $21.6 million or 42.5% to $72.5 million compared to the first quarter of 2011 on strong year-over-year growth in residential mortgage and indirect lending.

Residential mortgages outstanding decreased $3.0 million in the first quarter to $313.8 million, as many of our first quarter originations were sold on the secondary market. Originations of residential mortgages totaled $30.0 million in the first quarter of 2012, compared with $40.8 million in the fourth quarter of 2011 and $18.2 million in the year-ago quarter. We expect to achieve modest growth in our residential mortgage portfolio in coming quarters as we are retaining a larger portion of our originations for the foreseeable future.

Indirect auto loan balances were $171.8 million at the end of the first quarter, which was an increase of $13.0 million from the end of the fourth quarter of 2011. The Company originated $33.2 million of indirect auto loans in the first quarter, compared with $17.9 million in the fourth quarter of 2011 and $15.6 million in the year-ago quarter. The increase in originations is attributable to a change in our rate structure designed to increase our market share without lowering our underwriting standards. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

Commercial loans and mortgages decreased $4.5 million in the first quarter and totaled $273.8 million at March 31, 2012. Originations of commercial loans and mortgages in the first quarter (excluding lines of credit) totaled $8.3 million, compared with $31.3 million in the fourth quarter of 2011 and $16.5 million in the year-ago quarter. The drop-off in the first quarter’s originations was largely the result of a reduced pipeline coming into the quarter following a higher than normal level of closings in the fourth quarter.

Leases (net of unearned income) decreased $7.3 million in the first quarter as a result of an increase in prepayments and the Company’s previously announced decision to cease new lease originations.

The Company’s investment securities portfolio totaled $346.4 million at March 31, 2012, compared with $374.3 million at December 31, 2011. The decrease is attributable to our decision in the third quarter of 2011 to reduce temporarily the portfolio due to the very low yields available on the types of securities that we normally purchase. We have resumed purchases of such securities in the second quarter of 2012. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at March 31, 2012 was 75% government-sponsored entity guaranteed mortgage-backed securities, 23% municipal securities and 1% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $260.5 million at March 31, 2012, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the United States government. The Company’s municipal securities portfolio, which totaled $80.9 million at the end of the first quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State. Net unrealized gains on our securities portfolio totaled $11.1 million at the end of the first quarter.

Deposits increased $17.9 million in the first quarter, and were $1.1 billion at March 31, 2012. Transaction accounts (checking, savings, and money market) increased $64.3 million primarily due to a seasonal increase in municipal deposits. Low-cost transaction accounts comprised 75.7% of total deposits at the end of the first quarter, compared with 71.0% at December 31, 2011 and 70.6% at March 31, 2011. Time

deposits decreased $46.5 million in the first quarter primarily due to maturities of brokered time accounts which the Company did not replace.

Shareholders’ equity was $145.0 million at March 31, 2012, compared with $144.0 million at December 31, 2011. Net income for the quarter increased shareholders’ equity by $2.6 million and was partially offset by common stock dividends declared of $1.5 million or $0.31 per common share.

The Company’s Tier 1 leverage ratio was 9.26% and its total risk-based capital ratio was 16.09% at the end of the first quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.75% at March 31, 2012.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $14.4 million at March 31, 2012, compared with $17.0 million at December 31, 2011.

Non-performing assets were $9.2 million or 0.65% of total assets at March 31, 2012, compared with $11.7 million or 0.83% of total assets at December 31, 2011. The decline in non-performing assets resulted from a combination of certain loans returning to performing status and to write-downs on non-performing loans, particularly one commercial relationship for which impairment reserves were largely established in the third and fourth quarters of 2011. Included in non-performing assets at the end of the first quarter are non-performing loans and leases totaling $8.9 million, compared with $11.3 million at December 31, 2011. As previously disclosed in our third quarter 2011 earnings release and Form 10-Q, one commercial relationship totaling $3.6 million was placed on non-performing status during the third quarter, at which time an impairment reserve of $1.7 million was established. The relationship is comprised of a $3.0 million secured working capital line of credit and two first mortgages totaling $641,000. The line of credit is secured by receivables of the business and is also collateralized by second lien positions on the real estate securing the two first mortgages. During the fourth quarter, the borrower’s business continued to weaken, which led to a $400,000 increase in our impairment reserve on this relationship to a total of $2.1 million, of which $1.0 million was charged off in the fourth quarter. Our exposure to this borrower at December 31, 2011, net of the write down recorded in the fourth quarter and included in non-performing assets, was $2.0 million, and the impairment reserve remaining on this net exposure was $1.1 million at the end of the fourth quarter. During the first quarter further deterioration in the operations of the borrower’s business caused the Company to allocate an additional impairment reserve of $200,000 to the relationship, and to write off the entire $1.3 million impaired amount, bringing the total amount written down to date on this relationship to $2.3 million. Our exposure to this borrower at March 31, 2012, net of the write downs recorded to date and included in non-performing assets, was $1.3 million, which is the estimated net fair value of the real estate collateral based on current appraisals.

Conventional residential mortgages comprised $2.6 million (40 loans) or 29.7% of non-performing loans and leases, and commercial loans and mortgages totaled $5.6 million (35 loans) or 63.2% of non-performing loans and leases at the end of the first quarter.

Net charge-offs were $1.4 million in the first quarter, compared with $205,000 in the year-ago quarter. Net charge-offs, annualized, equaled 0.66% of average loans and leases in the first quarter, compared with 0.09% in the year-ago quarter. Gross charge-offs were $1.9 million and recoveries were $486,000 in the first quarter. The Company’s annualized net charge-off rate has averaged 0.30% over the past five quarters, of which all but 2 basis points is attributable to the losses recognized on the one commercial relationship discussed in this release.

There was no provision for credit losses recorded in the first quarter, compared to $200,000 in the year-ago quarter and $800,000 in the fourth quarter of 2011.

The provision for credit losses as a percentage of net charge-offs was 0% in the first quarter, compared with 98% in the year-ago quarter and 60% in the fourth quarter of 2011. Approximately $1.5 million or 81% of the gross charge-offs recognized in the first quarter were on loans that were considered impaired in the fourth quarter of 2011 and for which impairment reserves were largely established due to the identification of possible “loss events” in the fourth quarter. Charge-offs on these impaired credits were recognized in the first quarter upon the occurrence of events confirming the existence of the losses, including further deterioration in the respective borrower’s financial condition and negotiated settlements. A substantial portion of the allowance allocated to these impaired credits in 2011 came from the release of a portion of the general allowance for our lease portfolio. During 2011, approximately $1.2 million of the allowance that had been allocated to our lease portfolio prior to 2011 was released due to a substantial decline in charge-offs in our lease portfolio in 2011 compared with 2010 and 2009 (the years in which provisions for possible lease losses were charged to earnings) and to a $16.8 million decrease in the balance of that portfolio in 2011.

The allowance for credit losses was $9.4 million at March 31, 2012 and $10.8 million at December 31, 2011. The ratio of the allowance for credit losses to total loans and leases was 1.08% at March 31, 2012 compared with 1.24% at December 31, 2011. The ratio of the allowance for credit losses to non-performing loans and leases was 105% at March 31, 2012, compared with 96% at December 31, 2011.

Net Interest Income

Net interest income totaled $9.8 million in the three months ended March 31, 2012, compared with $11.0 million in the year-ago quarter, and $10.0 million in fourth quarter of 2011. The tax-equivalent net interest margin decreased 22 basis points in the first quarter compared with the year-ago quarter due to the effect of persistently low interest rates on the Company’s interest-earning assets. The rate of margin decline slowed considerably in the first quarter (a 2 basis-point linked-quarter decline in the first quarter as compared to a 24 basis-point linked-quarter decline in the fourth quarter of 2011) in large part due to a slowing in prepayments on our mortgage-backed securities portfolio.

The net interest margin on a tax-equivalent basis was 3.22% in the first quarter of 2012, compared with 3.44% in the first quarter of 2011 and 3.24% in the fourth quarter of 2011. The decrease in the net interest margin compared with the first quarter of 2011 was the result of a decrease in the tax-equivalent earning asset yield of 39 basis points in the first quarter compared with the year-ago quarter, which was partially offset by a decrease in the cost of interest-bearing liabilities of 17 basis points over the same period. On a linked-quarter basis, the decline in our earning-assets yield was 11 basis points in the first quarter and was nearly matched by a 10 basis-point drop in the cost of our interest-bearing liabilities.

Average interest-earning assets were $1.3 billion in the first quarter, which was a decrease of 3.8% from the year-ago quarter, but was down only 1.0% from the fourth quarter of 2011. Most of the decline from the year-ago quarter occurred in our securities portfolio, which was down 19% due to our decision to shrink temporarily the portfolio as discussed in this release. Average loans and leases decreased 1.8% as a 13% increase in our average commercial loan portfolio was offset by declines in our other portfolios largely from our decisions to shrink temporarily these consumer portfolios for interest-rate risk management purposes. We expect to increase the amounts of residential mortgage and indirect loans we retain in portfolio in coming quarters with the intention of resuming modest growth in these portfolios. Total average loans and leases were 67.1% of total interest-earning assets in the first quarter of 2012, compared with 65.7% in the year-ago quarter and 66.9% in the fourth quarter of 2011.

We expect our net interest margin will remain under pressure in coming quarters as the persistently low interest rate environment continues to affect negatively the return on our loan and investment portfolios, while our ability to further reduce our funding costs is limited.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.5 million in the first quarter of 2012, compared with $4.6 million in the first quarter of 2011 and $5.1 million in the fourth quarter of 2011. Gains on the sale of loans increased $70,000 compared with the first quarter of 2011, but were down $303,000 from the fourth quarter of 2011 due to fluctuations in the volumes of originations and sales of residential mortgages. A seasonal decrease in service charges on deposit accounts also contributed to the linked-quarter decline in non-interest income.

Non-interest income (excluding gains on sales of securities) comprised 31.3% of total revenue in the first quarter of 2012 compared with 29.5% in the year-ago quarter and 33.6% in the fourth quarter of 2011.

Non-interest expenses were $10.9 million in the quarter ended March 31, 2012, compared with $11.0 million in the first quarter of 2011 and $10.6 million in the fourth quarter of 2011. The Company’s efficiency ratio was 76.1% in the first quarter of 2012 compared with 70.5% in the year-ago quarter and 70.6% in the fourth quarter of 2011.

The Company’s effective tax rate was 23.0% for the quarter ended March 31, 2012, compared with 24.7% in the year-ago period and 21.8% in the fourth quarter.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$9,825	$10,662
Federal funds sold and interest bearing deposits	34	4
Securities	2,604	3,596

Total interest income	12,463	14,262

Interest expense:
Deposits:
Savings accounts	32	58
Money market accounts	278	447
Time accounts	1,140	1,487
NOW accounts	38	68

Total	1,488	2,060

Borrowings:
Repurchase agreements	205	207
FHLB advances	756	855
Junior subordinated obligations	173	157

Total interest expense	2,622	3,279

Net interest income	9,841	10,983
Provision for credit losses	—	200

Net interest income after provision for credit losses	9,841	10,783

Non-interest income:
Investment management income	1,855	1,916
Service charges on deposit accounts	1,043	1,010
Card-related fees	651	653
Income from bank-owned life insurance	247	254
Gain on the sale of loans	358	288
Other non-interest income	322	465

Total non-interest income	4,476	4,586

Non-interest expense:
Salaries and employee benefits	5,691	5,530
Occupancy and equipment expense	1,901	1,830
Communication expense	159	150
Office supplies and postage expense	282	284
Marketing expense	238	263
Amortization of intangible asset	221	241
Professional fees	777	824
FDIC insurance premium	215	393
Other operating expense	1,404	1,464

Total non-interest expense	10,888	10,979

Income before income tax expense	3,429	4,390
Income tax expense	790	1,084

Net income	$2,639	$3,306

Share and Per Share Data
Basic average common shares outstanding	4,698,567	4,662,044
Diluted average common shares outstanding	4,698,567	4,670,674
Basic earnings per common share	$0.55	$0.70
Diluted earnings per common share	$0.55	$0.70
Cash dividends declared	$0.31	$0.30

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2012	December 31, 2011
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$90,199	$52,802
Securities available-for-sale	346,405	374,306
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,040	8,478
Loans and leases held for sale	451	1,217
Total loans and leases, net of unearned income	869,893	872,721
Less allowance for credit losses	(9,358)	(10,769)

Net loans and leases	860,535	861,952

Premises and equipment, net	17,404	17,541
Accrued interest receivable	4,330	3,960
Bank-owned life insurance	29,677	29,430
Goodwill	30,844	30,844
Intangible assets, net	7,473	7,694
Other assets	20,236	20,866

Total assets	$1,415,594	$1,409,090

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$190,566	$185,736
Interest bearing	910,358	897,329

Total deposits	1,100,924	1,083,065

Borrowings	125,540	136,310
Accrued interest payable	1,101	1,578
Other liabilities	17,263	18,366
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,270,602	1,265,093

Shareholders’ equity:
Common stock	5,107	5,092
Surplus	47,201	47,147
Undivided profits	101,035	99,879
Accumulated other comprehensive income	3,822	3,951
Directors’ stock-based deferred compensation plan	(3,517)	(3,416)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	144,992	143,997

Total liabilities and shareholders’ equity	$1,415,594	$1,409,090

Common shares outstanding	4,784,698	4,769,241
Book value per common share	$30.30	$30.19
Tangible book value per common share	$22.30	$22.11

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2012	2011
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$63,633	$15,971
Securities(1)	358,389	441,082
Loans and leases receivable:
Residential real estate loans(2)	314,394	332,497
Commercial loans	271,942	239,786
Leases, net of unearned income(2)	22,558	39,440
Indirect loans	161,399	172,943
Other consumer loans	89,178	90,776

Loans and leases receivable, net of unearned income	859,471	875,442

Total earning assets	1,281,493	1,332,495

Non-earning assets	135,880	129,661

Total assets	$1,417,373	$1,462,156

Interest bearing liabilities:
Interest bearing checking accounts	$151,693	$157,684
Savings accounts	107,782	102,646
Money market accounts	358,835	379,028
Time deposits	294,618	340,905
Borrowings	132,247	136,611
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774

Total interest bearing liabilities	1,070,949	1,142,648

Non-interest bearing deposits	188,628	174,788
Other non-interest bearing liabilities	17,162	15,994

Total liabilities	1,276,739	1,333,430
Shareholders’ equity	140,634	128,726

Total liabilities and shareholders’ equity	$1,417,373	$1,462,156

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	March 31, 2012		December 31, 2011		March 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government-sponsored corporations	$1,794	$1,835	$3,134	$3,190	$3,725	$3,876
Obligations of states and political subdivisions	76,776	80,919	77,541	82,299	80,341	81,195
Mortgage-backed securities(1)	253,728	260,546	279,393	285,706	358,785	363,370

Total debt securities	332,298	343,300	360,068	371,195	442,851	448,441

Stock investments:
Equity securities	—	—	—	—	1,852	2,082
Mutual funds	3,000	3,105	3,000	3,111	3,000	3,007

Total stock investments	3,000	3,105	3,000	3,111	4,852	5,089

Total available-for-sale	$335,298	$346,405	$363,068	$374,306	$447,703	$453,530

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	March 31, 2012		December 31, 2011		March 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$313,803	36.2%	$316,823	36.4%	$330,330	37.7%
Commercial loans	147,334	17.0%	151,420	17.4%	128,461	14.7%
Commercial real estate	126,456	14.6%	126,863	14.6%	117,500	13.4%
Leases, net of unearned income	18,339	2.1%	25,636	3.0%	37,926	4.3%
Indirect loans	171,822	19.9%	158,813	18.3%	170,239	19.5%
Other consumer loans	88,607	10.2%	89,776	10.3%	90,617	10.4%

Total loans and leases	866,361	100.0%	869,331	100.0%	875,073	100.0%

Net deferred loan costs	3,532		3,390		3,329
Allowance for credit losses	(9,358)		(10,769)		(10,678)

Net loans and leases	$860,535		$861,952		$867,724

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	March 31, 2012		December 31, 2011		March 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$190,566	17.3%	$185,736	17.1%	$170,354	14.6%
Interest bearing checking	148,850	13.5%	145,885	13.5%	152,058	13.1%

Total checking	339,416	30.8%	331,621	30.6%	322,412	27.7%

Savings	110,667	10.1%	107,311	9.9%	105,799	9.1%
Money market	383,167	34.8%	330,000	30.5%	392,988	33.8%
Time deposits	267,674	24.3%	314,133	29.0%	342,151	29.4%

Total deposits	$1,100,924	100.0%	$1,083,065	100.0%	$1,163,350	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	March 31, 2012		December 31, 2011		March 31, 2011
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$4,481	0.52%	$5,202	0.60%	$6,538	0.75%
60 days past due	966	0.11%	584	0.06%	940	0.11%
90 days past due and still accruing	12	—	—	—	5	—
Non-accrual	8,904	1.03%	11,261	1.30%	8,056	0.92%

Total	$14,363	1.66%	$17,047	1.96%	$15,539	1.78%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	March 31, 2012	December 31, 2011	March 31, 2011
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,649	$3,062	$3,544
Commercial loans	1,787	3,375	1,275
Commercial real estate	3,847	4,051	1,639
Leases	83	107	635
Indirect loans	270	293	292
Other consumer loans	268	373	671

Total non-accruing loans and leases	8,904	11,261	8,056
Accruing loans and leases delinquent 90 days or more	12	—	5

Total non-performing loans and leases	8,916	11,261	8,061
Other real estate and repossessed assets	317	485	650

Total non-performing assets	$9,233	$11,746	$8,711

Troubled debt restructurings not included in above	$1,949	$1,653	$1,041

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended March 31,
	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,769	$10,683

Loans and leases charged-off	(1,897)	(482)
Recoveries of loans and leases previously charged-off	486	277

Net loans and leases charged-off	(1,411)	(205)

Provision for credit losses	—	200

Allowance for credit losses, end of period	$9,358	$10,678

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2012	2011
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)
Interest income	$12,463	$12,942	$14,061	$14,494	$14,262
Interest expense	2,622	2,928	3,064	3,188	3,279

Net interest income	9,841	10,014	10,997	11,306	10,983
Provision for credit losses	—	800	750	160	200

Net interest income after provision for credit losses	9,841	9,214	10,247	11,146	10,783
Other non-interest income	4,476	5,062	5,919	4,435	4,586
Other non-interest expense	10,888	10,640	11,139	10,823	10,979

Income before income tax expense	3,429	3,636	5,027	4,758	4,390
Income tax expense	790	791	1,360	1,279	1,084

Net income	$2,639	$2,845	$3,667	$3,479	$3,306

Stock and related per share data
Basic earnings per common share	$0.55	$0.60	$0.77	$0.73	$0.70
Diluted earnings per common share	$0.55	$0.60	$0.77	$0.73	$0.70
Basic weighted average common shares outstanding	4,698,567	4,687,802	4,667,355	4,662,752	4,662,044
Diluted weighted average common shares outstanding	4,698,567	4,689,427	4,673,908	4,670,530	4,670,674
Cash dividends paid per common share	$0.31	$0.31	$0.31	$0.30	$0.30
Common dividend payout ratio (1)	56.36%	51.67%	40.26%	41.10%	42.86%
Common book value	$30.30	$30.19	$30.15	$29.53	$28.45
Tangible common book value (2)	$22.30	$22.11	$21.99	$21.31	$20.18

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.26%	9.09%	8.80%	8.52%	8.37%
Tier 1 risk based capital	14.99%	14.71%	14.42%	14.02%	13.80%
Tier 1 risk based common capital (3)	12.05%	11.81%	11.52%	11.13%	10.90%
Total risk based capital	16.09%	15.97%	15.68%	15.26%	15.03%
Tangible common equity to tangible assets(4)	7.75%	7.69%	7.50%	7.04%	6.70%

Bank
Tier 1 leverage ratio	8.68%	8.50%	8.25%	7.94%	7.79%
Tier 1 risk based capital	14.10%	13.80%	13.58%	13.12%	12.90%
Total risk based capital	15.21%	15.05%	14.84%	14.37%	14.15%

Selected ratios
Return on average assets	0.74%	0.80%	1.01%	0.95%	0.90%
Return on average equity	7.51%	8.19%	10.69%	10.45%	10.27%
Return on average tangible common equity	10.33%	11.34%	14.91%	14.80%	14.80%
Yield on earning assets	4.04%	4.15%	4.41%	4.49%	4.43%
Cost of funds	0.98%	1.08%	1.10%	1.12%	1.15%
Net interest margin (tax equivalent) (5)	3.22%	3.24%	3.48%	3.53%	3.44%
Non-interest income to total income (6)	31.26%	33.58%	29.47%	28.17%	29.46%
Efficiency ratio (7)	76.05%	70.58%	71.45%	68.76%	70.52%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.66%	0.61%	0.06%	0.07%	0.09%
Provision for credit losses to average loans and leases, annualized	—	0.37%	0.34%	0.07%	0.09%
Allowance for credit losses to total loans and leases	1.08%	1.24%	1.30%	1.21%	1.22%
Allowance for credit losses to non-performing loans and leases	105.0%	95.6%	92.6%	128.1%	132.5%
Non-performing loans and leases to total loans and leases	1.03%	1.30%	1.40%	0.95%	0.92%
Non-performing assets to total assets	0.65%	0.83%	0.90%	0.63%	0.59%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
	(Dollars in thousands)
Total assets	$1,415,594	$1,409,090	$1,430,783	$1,475,425	$1,469,176
Less: Goodwill and intangible assets, net	38,317	38,538	38,760	39,000	39,241

Tangible assets (non-GAAP)	1,377,277	1,370,552	1,392,023	1,436,425	$1,429,935

Total Common Equity	144,992	143,997	143,137	140,134	135,028
Less: Goodwill and intangible assets, net	38,317	38,538	38,760	39,000	39,241

Tangible Common Equity (non-GAAP)	106,675	105,459	104,377	101,134	95,787

Total Equity/Total Assets	10.24%	10.22%	10.00%	9.50%	9.19%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.75%	7.69%	7.50%	7.04%	6.70%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)